Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

December 21, 2018

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Akcea Therapeutics, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

Akcea Therapeutics, Inc.

December 21, 2018

Page Two

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated and is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM